September 2009 Pricing Sheet dated September 24, 2009 relating to Preliminary Terms No. 202 dated September 24, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
I N T E R E S T   R A T E   S T R U C T U R E D   I N V E S T M E N T S
Senior Floating Rate Notes due October 9, 2024
CMS Curve and S&P 500 Index Linked Range Accrual Notes
PRICING TERMS – SEPTEMBER 24, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,500,000. May be increased prior to the original issue date but we are not required to do so.
Issue price:	$975 per note
Stated principal amount:	$1,000 per note
Pricing date:	September 24, 2009
Original issue date:	October 9, 2009 (11 business days after the pricing date)
Maturity date:	October 9, 2024
Interest accrual date:	October 9, 2009
Principal protection:	100%
Interest:
Original issue date to but excluding the maturity date:
(x) 10.00% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which (i) the level of the CMS reference index is greater than or equal to the CMS reference index strike and (ii) the index closing value is greater than or equal to the applicable index reference level for that interest payment period (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the during the terms of the notes the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the applicable index reference level, interest will accrue at a rate of 0.00% per annum for that day.  The index reference level increases during years 1 to 3, as described below.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each January 9, April 9, July 9 and October 9, beginning January 9, 2010; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	Actual/Actual
Redemption:
Beginning October 9, 2012, we have the right to redeem all of these notes on any redemption date and pay to you 100% of the stated principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption.  If we decide to redeem the notes, we will give you notice at least 10 business days before the redemption date specified in the notice.

Redemption percentage at maturity / redemption date:	100%
Redemption dates:	Each January 9, April 9, July 9 and October 9, beginning October 9, 2012.
CMS reference index:	30-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate. See “Additional Provisions – CMS Reference Index” in the accompanying preliminary terms.
CMS reference index strike:	0.00%
CMS reference index cutoff:
The level of the CMS reference index for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index on such fifth U.S. government securities business day prior to such interest payment date.

Index:	The S&P 500 Index
Index closing value:	The daily closing value of the index. See “Additional Provisions – Index: The S&P 500 Index” in the accompanying preliminary terms.
Index reference level:	Original issue date to but excluding October 9, 2010: 750 October 9, 2011 to but excluding the maturity date: 850	October 9, 2010 to but excluding October 9, 2011: 800
Index cutoff:
The index closing value for any day from and including the fifth trading day prior to the related interest payment date for any interest payment period shall be the index closing value on the index business day immediately preceding such fifth trading day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP:	617482HE7
ISIN:	US617482HE70
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent: Morgan Stanley & Co. Incorporated	Calculation agent: Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	97.50%	1.50%	96.00%
Total	$5,362,500	$82,500	$5,280,000
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 202 dated September 24, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.